Exhibit 99.1

Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	February 13, 2015 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS FIRST QUARTER
OPERATING RESULTS

CLEVELAND, OH, February 13 Hickok Incorporated (OTC QB: HICKA.PK), a Cleveland based supplier of products and services for automotive, emissions testing, locomotive, and aircraft industries, today reported operating results for its fiscal 2015 first quarter ended December 31, 2014.

For the quarter ended December 31, 2014, the Company recorded a net loss of $270,656 or 17 cents per share, compared with a net loss of $320,287 or 20 cents per share, in the same period a year ago. Sales in the first quarter were $1,162,218, up 11% from $1,050,242 a year ago.

Robert L. Bauman, President and CEO, said, "The Company's first quarter was an improvement over last year but our first quarter is normally weak. We have significant opportunities in both OEM and Aftermarkets that we are optimistic will result in improved results the remainder of the year." In addition, he said, "What is most gratifying is that the opportunities are for products we developed as part of our strategy implemented in early 2011."

Backlog at December 31, 2014 was $469,000 versus backlog of $713,000 a year earlier. The $244,000 decrease was due primarily to decreased orders for automotive diagnostic products and indicator products. Specifically, orders for indicator products decreased by approximately $113,000 and orders for OEM and aftermarket products which include emissions products decreased by approximately $51,000 and $22,000 respectively.  In addition, orders for parts and service decreased by approximately $58,000. The Company anticipates that most of the current backlog will be shipped in fiscal 2015.

The Company's current assets at December 31, 2014 of $2,968,277 are 4.8 times current liabilities and working capital is $2,346,023. These compare to December 31, 2013 current assets of $2,852,708 that were 3.8 times current liabilities and working capital of $2,099,627. At December 31, 2014 shareholder's equity was $2,488,911 or $1.52 per share.

Hickok provides products and services primarily for the automotive, emissions testing,  locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair and emission testing. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications.

Certain statements in this news release, including discussions of management's expectations for fiscal 2015, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities, the Company's ability to obtain cost effective financing as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement (Unaudited)

	3 MONTHS
Period ended December 31	2014	2013
Net sales	$1,162,218	$1,050,242
Income (loss) before Income tax	(270,656)	(320,287)
Income (recovery of) taxes	-	-
Net income (loss)	(270,656)	(320,287)

Basic income (loss) per share	(.17)	(.20)
Diluted income (loss) per share	(.17)	(.20)

Weighted average shares outstanding	1,638,215	1,638,215